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| FORM 4 |              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

        Rewey                        Robert                           L.
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       (Last)                       (First)                        (Middle)

                              810 South Ocean Blvd
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                                   (Street)

      Palm Beach,                      Fl                             33480
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        (City)                      (State)                           (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

    Speedway Motorsports, Inc. (NYSE:TRK)

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

    ###-##-####

4.  Statement for Month/Year

    March 2002

5.  If Amendment, Date of Original (Month/Year)

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

     X  Director    ___ Officer             ___ 10% Owner    ___ Other
    ---                 (give title below)                       (specify below)

                             -----------------------
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7.  Individual or Joint/Group Filing (Check Applicable Line)

     X   Form filed by One Reporting Person
    ---
    ___  Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                                               (A) or                 (Instr. 3 and 4)     (I)           ship
                                 Code       V    Amount        (D)       Price                             (Instr. 4)    (Instr. 4)
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
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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
          * If this form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB-control number.
                                                                         (Over)
                                                                SEC 1474 (3-99)

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FORM 4 (continued)  Table II--Derivative Securities Acquired, Disposed of, or
                               Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conversion       3. Transaction      4. Transaction       5. Number of Derivative
    Security (Instr. 3)               or Exercise         Date                Code                 Securities Acquired (A) or
                                      Price of            (Month/Day/         (Instr. 8)           Disposed of (D)
                                      Derivative          Year)                                    (Instr. 3, 4, and 5)
                                      Security

                                                                           ---------------------------------------------------

                                                                           Code      V                 (A)         (D)
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
Common Stock Purchase Option/1/       $25.28            1/2/02             A          V           10,000
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
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 6. Date Exer-        7. Title and Amount of       8. Price    9. Number       10. Owner-         11. Nature
    cisable and          Underlying Securities        of          of deriv-        ship               of Indirect
    Expiration           (Instr. 3 and 4)             Deriv-      ative            Form               Beneficial
    Date                                              ative       Secur-           of De-             Ownership
    (Month/Day/                                       Secur-      ities            rivative           (Instr.  4)
    Year)                                             ity         Bene-            Security:
                                                      (Instr.     ficially         Direct (D)
-------------------------------------------------     5)          Owned            or
  Date     Expira-                    Amount or                   at End           Indirect
  Exer-    tion            Title      Number of                   of               (I)
  cisable  Date                       Shares                      Month            (Instr. 4)
                                                                  (Instr. 4)
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
7/2/02     1/2/12      Common Stock   10,000                      10,000/2/          D                  N/A
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

Explanation of Responses:

      1.   Option granted pursuant to the Formula Stock Option Plan

      2. This figure includes all options regardless of exercise price and expiration date.

___________________________________                     ______________________
**   Signature of Reporting Person                              Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.